EXHIBIT 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 21, 2007, relating to the consolidated financial statements of InkSure Technologies Inc. and its subsidiaries, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of InkSure Technologies Inc. for the year ended December 31, 2006 and to the reference to us under the heading "INTEREST OF NAMED EXPERTS AND COUNSEL" in the Prospectus, which is part of the Registration Statement.


/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A member of Deloitte Touche Tohmatsu
Independent Registered Public Accounting Firm

Tel Aviv, Israel
May 14, 2007